Exhibit 10.4.5

                                   Inyx, Inc.




                            EMPLOYMENT AGREEMENT WITH

                                    JAY GREEN

This Employment Agreement ("Agreement") is entered into as of this 1st day of December, 2003 (the "Effective Date"), by and between Jay M. Green (the "Executive") and Inyx, Inc., a Nevada corporation (the "Company" or the "Employer"), or together the Parties.

R E C I T A L S:

Whereas, the Company desires to employ the Executive to provide personal services to the Company, and also wishes to provide the Executive with certain compensation and benefits in return for such services; and

Whereas, the Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Now, therefore, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1. EMPLOYMENT

1.1. GENERAL. The Company hereby employs the Executive in the corporate officer position of Executive Vice President and Director of Corporate Development & Relations for the Company, whose responsibilities include directing strategic planning and investor/public relations. The Company may also assign other reasonable corporate duties to the Executive from time to time. The Executive agrees to perform and discharge such duties well and faithfully, and to be subject to the supervision and direction of the Chief Executive of the Company. The Executive will be based in New York at an office maintained by the Company.

1.2. TIME DEVOTED TO POSITION. The Executive, during the Employment Term, shall devote substantially all of his business time, attention and skills to the business and affairs of the Employer.

1.3. CERTIFICATIONS. Whenever the Executive is required by law, rule or regulation or requested by any governmental authority or by the Company or the Company's auditors to provide certifications with respect to financial statements or filings with the Securities and Exchange Commission or any other governmental authority, the Executive shall sign such certifications as may be reasonably requested by such officers, with such exceptions as the Executive deems necessary to make such certifications accurate and not misleading.


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2. COMPENSATION AND BENEFITS

2.1. SALARY. At all times the Executive is employed hereunder, Employer shall pay to Executive, and Executive shall accept, as full compensation for any and all services rendered and to be rendered by him during such period to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Employer's existing subsidiaries, entities and organizations hereafter formed, organized or acquired by Employer, directly or indirectly (each, a "Subsidiary" and collectively, the "Subsidiaries"), the following: (i) a base salary at the annual rate of $150,000 USD, or at such increased rate as the Board (through its Compensation Committee), in its sole discretion, may hereafter from time to time grant to Executive, subject to adjustments in accordance with Section 2.2 hereof (as so adjusted, the "Base Salary"); and (ii) any additional bonus and the benefits set forth in Sections 2.3, 2.4 and 2.5 hereof. The Base Salary shall be payable in accordance with the regular payroll practices of Employer applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations or otherwise.

2.2. ADJUSTMENTS IN BASE SALARY. On each January 1st during the Employment Term, the Base Salary shall be increased by five percent (5%), commencing in 2005.

2.3. BONUS. Subject to Section 3.3 hereof, the Executive shall be entitled to an annual bonus during the Employment Term in such amount as determined by the Board based on such performance criteria as it deems appropriate, including without limitation, the Executive's performance and Employer's earnings, financial condition, rate of return on equity and compliance with regulatory requirements. The target amount of Executive's annual bonus shall be at least ten (10%) percent of the Base Salary with no cap on bonus for reaching and exceeding performance targets as set out in the Company's annual budget. At the discretion of the Board (through its Compensation Committee), the Executive shall also be entitled to additional project specific bonuses based on successfully completing business or commercial opportunities which are accretive to the Company's financial performance.

2.4. STOCK OPTIONS. The Executive shall be entitled to participate in stock option and similar equity plans of Employer. In connection herewith, the Executive has been granted options to purchase 500,000 shares of common stock of the Company, with an exercise price of $1.50 per share on terms and conditions set forth in the Stock Option Agreement with the Company. The Executive shall be entitled to any additional annual stock option grants provided at the discretion of the Board.

2.5. EXECUTIVE BENEFITS


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2.5.1.  EXPENSES.  Employer shall promptly  reimburse the Executive for properly documented expenses that he may reasonably incur in connection with the performance of his duties including but not limited to, expenses for such items as entertainment, business travel (all air travel shall be at least Business Class), hotel, meals, dues, admission fees and initiation fees for various clubs. Where appropriate the Executive's spouse shall be permitted to travel with the Executive and the Executive shall be similarly reimbursed for the cost of his spouse's travel. In the case of dues initiation and other fees for private clubs, the amount of reimbursement under this paragraph shall not exceed $25,000 USD for the year. In addition to being reimbursed for properly documented expenses that the Executive may incur on behalf of the Company, the Executive shall be reimbursed for any discretionary expenses which shall not exceed $25,000 USD in each year during the Agreement Term.

2.5.2. EMPLOYER PLANS. Executive shall be entitled to participate in such employee benefit plans and programs as Employer may from time to time generally offer or provide to executive officers of Employer or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical and dental plans including any such benefit plans offered by the Subsidiaries where applicable, and profit sharing and retirement plans.

2.5.3. VACATION. Executive shall be entitled to four (4) weeks of paid vacation per calendar year, prorated for any partial year. Unused vacation days will continue to accrue for the benefit of the Executive and payable on termination of employment.

2.5.4. TRANSPORTATION. Employer shall provide Executive with an automobile allowance of $500 USD per month together with all associated operating expenses and parking garage expense. During the Employment Term, in accordance with the directives of the Compensation Committee, the Executive shall be provided with reasonable transportation for business purposes while working at each of the Company's office or business locations.

2.5.5. PERSONAL FINANCIAL AND TAX CONSULTING. The Company shall reimburse the Executive for annual expense he incurs for personal financial and tax counselling, provided that the amount of such reimbursement for any year shall not exceed $5,000 USD.

2.5.6. PERSONAL LEGAL CONSULTING. Upon presentation of an invoice, the Company shall reimburse the Executive for any legal fees and expenses incurred in the negotiation of this Agreement, provided that the amount of such reimbursement shall not exceed $5,000 USD.

2.5.7. LIFE INSURANCE. Employer shall obtain (PROVIDED, that Executive qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive's estate, or as otherwise directed by the Executive, in the amount equal to $1,000,000 USD.

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3. EMPLOYMENT TERM; TERMINATION

3.1. EMPLOYMENT TERM. The Executive's employment hereunder shall commence on December 1, 2003 and, except as otherwise provided in Section 3.2 hereof, shall continue until December 31, 2008 (the "Initial Term"). Thereafter, this Agreement shall automatically be renewed for successive one-year periods commencing on the fifth (5th) anniversary of the date of this Agreement (with the Initial Term and any such subsequent employment period(s), being referred to herein as the "Employment Term"), unless Executive or Employer shall have provided a Notice of Termination (as defined in Section 3.4.2 hereof) in respect of its or his election not to renew the Employment Term to the other party at least ninety (90) days prior to such termination. Upon non-renewal of the Employment Term pursuant to this Section 3.1 or termination pursuant to Sections
3.2.1 through 3.2.6 hereof, inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4 hereof) and the obligations of Employer to Executive shall be as set forth in Section 3.3 hereof only.

3.2. EVENTS OF TERMINATION. The Employment Term shall terminate upon the occurrence of any one or more of the following events:

3.2.1. DEATH. In the event of Executive's death, the Employment Term shall terminate on the date of his death.

3.2.2. WITHOUT CAUSE BY EXECUTIVE. Executive may terminate the Employment Term at any time during such Term for any reason whatsoever by giving a Notice of Termination to Employer. The Date of Termination pursuant to this Section 3.2.2 shall be sixty (60) days after the Notice of Termination is given.

3.2.3. DISABILITY. In the event of Executive's Disability (as hereinafter defined), Employer may, at its option, terminate the Employment Term by giving a Notice of Termination to Executive. The Notice of Termination shall specify the Date of Termination, which date shall not be earlier than thirty (30) days after the Notice of Termination is given. For purposes of this Agreement, "Disability" means the inability of Executive for 180 days in any twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

3.2.4. CAUSE. Employer may, at its option, terminate the Employment Term for "Cause" based on objective factors determined in good faith by a majority of the Board as set forth in a Notice of Termination to Executive specifying the reasons for termination and the failure of the Executive to cure the same within thirty (30) days after Employer shall have given the Notice of Termination; PROVIDED, HOWEVER, that in the event the Board in good faith determines that the underlying reasons giving rise to such determination cannot be cured, then the thirty (30) day period shall not apply and the Employment Term shall terminate on the date the Notice of Termination is given. For purposes of this Agreement, "Cause" shall mean (i) Executive's conviction of, guilty or no contest plea to a

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felony (ii) an act or omission by Executive in  connection  with his  employment
that  constitutes  fraud,   criminal  misconduct,   breach  of  fiduciary  duty,
dishonesty, gross negligence, malfeasance, wilful misconduct or other conduct that is materially harmful or detrimental to Employer; (iii) a material breach by Executive of this Agreement and the failure of the Executive to cure the same within thirty (30) days; (iv) continuing failure to perform such proper duties as are assigned to Executive by in accordance with this Agreement and with law and good business practice, other than a failure resulting from a Disability.

3.2.5. EMPLOYER'S MATERIAL BREACH. Executive may, at his option, terminate the Employment Term upon Employer's material breach of this Agreement and the continuation of such breach for more than ten (10) days after written demand for cure of such breach is given to Employer by Executive (which demand shall identify the manner in which Employer has materially breached this Agreement). Employer's material breach of this Agreement shall mean (i) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due or within two (2) business days thereafter; (ii) the assignment to Executive, without Executive's express written consent, of duties inconsistent with his positions, responsibilities and status with Employer, or a change in Executive's reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate the Executive, or any removal of Executive from his positions with Employer, except in connection with the termination of the Employment Term by Employer for Cause, without Cause or Disability or as a result of Executive's death or voluntary resignation or by Executive other than pursuant to this Section 3.2.6; (iii) a reduction by Employer in Executive's Base Salary.

3.3. CERTAIN OBLIGATIONS OF EMPLOYER FOLLOWING TERMINATION OF THE EMPLOYMENT TERM. Following termination of the Employment Term under the circumstances described below, Employer shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits in full satisfaction and final settlement of any and all claims and demands that Executive now has or hereafter may have hereunder against Employer. In connection with Executive's receipt of any or all monies and benefits to be received pursuant to this Section 3.3, Executive shall not have a duty to seek subsequent employment during the period in which he is receiving severance payments and the Severance Amount (as defined in Section 3.3.2 hereof) shall not be reduced solely as a result of Executive's subsequent employment by an entity other than Employer.

3.3.1. FOR CAUSE. In the event that the Employment Term is terminated by Employer for Cause, Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned Base Salary through the Date of Termination.

3.3.2. WITHOUT CAUSE BY EMPLOYER; MATERIAL BREACH BY EMPLOYER; ELECTION NOT TO RENEW BY EMPLOYER. In the event that the Employment Term is terminated by Executive pursuant to Section 3.2.6 hereof or Employer elects not to renew this Agreement at any time pursuant to Section 3.1 hereof, or if such termination is effective at any time after a Change of Control (as defined in Section 3.4.1 hereof) of the Employer, it shall pay to Executive, subject to Executive's continued compliance with the terms of Section 4 hereof, any unpaid but earned Base Salary through the Date of Termination PLUS an amount equal to two (2) times annual Base Salary in effect at such applicable time (the "Severance Amount"). Additionally, any bonuses that are due to the Executive shall be paid by Employer to Executive. Any payments made in accordance with this Section
3.3.2 shall be made in a lump sum payment at a convenient date no later than fourteen (14) days after the termination date.

3.3.3 WITHOUT CAUSE BY EXECUTIVE; ELECTION NOT TO RENEW BY EXECUTIVE. In the event that the Employment Term is terminated by Executive pursuant to Section
3.2.2 hereof or Executive elects not to renew this Agreement at any time pursuant to Section 3.1 hereof, Employer shall pay to Executive, in a single lump-sum, an amount equal to any unpaid but earned bonuses and Base Salary through the Date of Termination plus any additional compensation mutually agreed upon by Employer and Executive, at the Employer's discretion, as approved by the Employer's Compensation Committee.

3.3.4. DISABILITY. In the event that the Employment Term is terminated by reason of Executive's Disability pursuant to Section 3.2.3 hereof, Employer shall pay to Executive, subject to, in the case of Disability, Executive's continued compliance with the terms of Section 4 hereof, the Severance Amount, payable in accordance with Section 3.3.2 hereof.

3.3.5. POST-EMPLOYMENT TERM BENEFITS. In the event that the Executive is terminated pursuant to Sections 3.2.1 through 3.2.6 hereof, inclusive, or either Employer or Executive elects not to renew this Agreement pursuant to Section 3.1 hereof, Employer shall reimburse Executive for any unpaid expenses pursuant to
Section 2.5.1 hereof and if Executive is terminated pursuant to Sections 3.2.3 or 3.2.5 hereof or Employer elects not to renew this Agreement pursuant to
Section 3.1 hereof, Employer shall pay, on behalf of Executive, for a period equal to six (6) months from the Date of Termination (the "Benefits Period"), subject to Executive's continued compliance with the terms of Section 4 hereof, all life insurance, medical, dental, health and accident, and disability plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination; PROVIDED, that Executive's continued participation is legally possible under the general terms and provisions of such plans and programs. In the event that Executive's participation in any such plan or program is barred, Employer, at its sole cost and expense shall use its commercially reasonable efforts to provide Executive with benefits substantially similar to those that Executive was entitled to receive under such plans and programs for the remainder of the Benefits Period.

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3.3.6. STOCK OPTIONS

(a) If, within twelve (12) months following a Change of Control (as defined in Section 3.4.1 hereof) of Employer, the Employment Term is terminated other than for Cause, then Executive (or his estate) shall have six (6) months from the date of such event to exercise such stock options; PROVIDED, that the such stock options shall not have otherwise expired in accordance with the terms thereof. In connection there with, Employer agrees to use commercially reasonable efforts to amend Executive's Stock Option Agreements if necessary to effectuate the provisions of this Section 3.3.6(a).

(b) In the event the Employment  Term is terminated (i) by Employer  pursuant to
Section 3.2.3 hereof and the reason for such termination is not related to the performance of Executive in his duties with respect to Employer, or (ii) by Executive pursuant to Section 3.2.6 hereof, then all stock options theretofore granted to Executive shall thereupon vest and Executive shall have twelve (12) months from such date to exercise such options; PROVIDED, that the relevant stock option plan remains in effect and such stock options shall not have otherwise expired in accordance with the terms thereof. In connection therewith, Employer agrees to use commercially reasonable efforts to amend Executive's Stock Option Agreements if necessary to effectuate the provisions of this
Section 3.3.6(b).

3.4. DEFINITIONS

3.4.1. "CHANGE OF CONTROL" DEFINED. A "Change of Control" of Employer means (i) the approval by the stockholders of the Company of the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company of all or substantially all of its respective assets to a single purchaser or to a group of associated purchasers; (ii) the first purchase of shares of equity securities of the Company pursuant to a tender offer or exchange offer (other than an offer by the Company) for at least fifty (50%) percent of the equity securities of the Company; (iii) the approval by the stockholders of the Company of an agreement for a merger or consolidation in which the Company shall not survive as an independent, publicly-owned corporation; (iv) the acquisition (including by means of a merger) by a single purchaser or a group of associated purchasers of securities of the Company from the Company or any third party representing fifty (50%) percent or more of the combined voting power of the Company's then outstanding equity securities in one or a related series of transactions (other than pursuant to an internal reorganization or transfers of the Executive's interests).

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3.4.2. "NOTICE OF TERMINATION" DEFINED.  "Notice of Termination" means a written notice that indicates the specific termination provision relied upon by Employer or Executive and, except in the case of termination pursuant to Sections 3.2.1
or  3.2.2  hereof,   that  sets  forth  in  reasonable   detail  the  facts  and
circumstances claimed to provide a basis for termination of the Employment Term under the termination provision so indicated.

3.4.3. "DATE OF TERMINATION" DEFINED. "Date of Termination" means such date as the Employment Term is expired if not renewed or terminated in accordance with Sections 3.1 or 3.2 hereof.

4. CONFIDENTIALITY AND NONSOLICITATION; PROPERTY RIGHTS

4.1. "CONFIDENTIAL INFORMATION" DEFINED. "Confidential Information" means any and all information (oral or written) relating to Employer or any Subsidiary or any entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by the Executive in violation of his agreements under this Section or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

4.2. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. The Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

4.3. CERTAIN ACTIVITIES. The Executive shall not, while employed by the Company and for a period of two (2) years following the Date of Termination, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

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4.4. NON-COMPETITION. The Executive shall not, while employed by the Company and for a period of three (3) years following the Date of Termination, engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, shareholder, lender or otherwise), in any business that manufactures, markets or sells products that directly competes with any product of the Employer that is significant to the Employer's business based on sales and/or profitability of any such product as of the Date of Termination, unless the Employment Term is terminated by Employer pursuant to Section 3.3.2 or by the Executive pursuant to Section 3.2.5 hereof. Nothing herein shall prohibit Executive from being a passive owner of any publicly-traded class of capital stock of any entity directly engaged in a competing business.

4.5. PROPERTY RIGHTS; ASSIGNMENT OF INVENTIONS. With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, at any time during his employment by Employer and whether or not within working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

(a) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Employer;

(b) to disclose promptly to an authorized representative of Employer all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive's possession as to possible applications and uses thereof;

(c) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

(d) that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Executive and/or its nominees all of Executive's right, title and interest in them, and all Executive's right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints Employer and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

(e) at the request of Employer, and without expense to Executive, to execute such documents and perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

4.6. INJUNCTIVE RELIEF. The parties hereby acknowledge and agree that (a) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (b) monetary damages will not be an adequate remedy for any such breach; (c) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (d) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defence to the enforcement by Employer of any of its rights under this Section 4.

4.7. NON-EXCLUSIVITY AND SURVIVAL. The covenants of the Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any termination of the Employment Term by either party and any investigation made with respect to the breach thereof by Employer at any time.

5. MISCELLANEOUS PROVISIONS.

5.1. SEVERABILITY. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand, overnight delivery or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Inyx, Inc.
801 Brickell, 9th Floor,
Miami, FL 33131
Attention:  Vice President - Finance and Treasurer
Telecopy No.: (305) 789-6641

If to Executive, to:

Jay M. Green
104 West Shore Drive
Putnam Valley, NY 10579
Telecopy No.: (845) 526-2404

or to such other address(es) as a party hereto shall have designated by notice in writing to the other parties hereto.

5.4. AMENDMENT. No provision of this Agreement may be modified, amended, waived, or discharged in any manner except by a written instrument executed by both the Employer and the Executive.

5.5. ENTIRE AGREEMENT. This Agreement and, with respect to Section 3.3.6 hereof, Executive's Stock Option Agreements and the governing stock option plans, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties hereto, oral or written. In the event of any conflict between
Section 3.3.6 hereof and Executive's Stock Option Agreements and the governing stock option plans, Section 3.3.6 shall govern.

5.6. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be wholly performed therein.

5.7. INTENTIONALLY LEFT BLANK.

5.8. HEADINGS. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.9. BINDING EFFECT; SUCCESSORS AND ASSIGNS. The Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

5.10. WAIVER, ETC. The failure of either of the parties hereto to, at any time, enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.11. CAPACITY, ETC. Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation in accordance with its terms.

5.12. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively in arbitration conducted in Miami, Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded. In any arbitration proceeding, the party determined to be the prevailing party shall be entitled to receive, in addition to any other award, its attorneys' fees and expenses of the proceeding.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


INYX, INC.


By:

 /s/ Jack Kachkar
-------------------------------
Name:  Dr. Jack Kachkar
Title:   Chairman



 /s/ Jay M. Green
-------------------------------
Jay M. Green